Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Shaw Group Inc. 401(k) Plan and The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees of our report dated June 24, 2008, with respect to the combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd. for the year ended March 31, 2008 included in The Shaw Group Inc. Annual Report (Form 10-K) for the year ended August 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
July 8, 2009